                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934

                                (Amendment No. 3)

                            SOFAMOR DANEK GROUP, INC.
                                (Name of Issuer)

                           Common Stock, no par value
                         (Title of Class of Securities)

                                   834005 10 0
                                 (CUSIP Number)



                            Marie-Helene Cotrel Plais
                                  La Canadienne
                               Avenue J.L. Sanguet
                            62520 Le Touquet, France
                         Telephone: 011-33-3-21-05-36-87
                     (Name, Address and Telephone Number of
                    Person Authorized to Receive Notices and
                                 Communications)

                                    Copy to:

                           Creighton O'M Condon, Esq.
                               Shearman & Sterling
                              599 Lexington Avenue
                            New York, New York 10022
                            Telephone: (212) 848-4000

                                January 26, 1998
             (Date of Event which Requires Filing of this Statement)
 ................................................................................

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

-----------------------------------------------
CUSIP NO.            834005 10 0
-----------------------------------------------
--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Dr. Yves Paul Cotrel
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) /X/
                                                                         (b) / /

--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     SOURCE OF FUNDS

          00
--------------------------------------------------------------------------------
    5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(D) OR 2(E)                                                 / /

--------------------------------------------------------------------------------
    6     CITIZENSHIP OR PLACE OF ORGANIZATION

          French
--------------------------------------------------------------------------------
     NUMBER OF        7     SOLE VOTING POWER
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
     REPORTING
    PERSON WITH
                           712,690

                  --------------------------------------------------------------
                      8    SHARED VOTING POWER
                           738,744

                  --------------------------------------------------------------
                      9    SOLE DISPOSITIVE POWER
                           712,690
                  --------------------------------------------------------------
                      10   SHARED DISPOSITIVE POWER
                           738,744

--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,451,434
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          5.89%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------

-----------------------------------------------
CUSIP NO.            834005 10 0
-----------------------------------------------

--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Philippe Cotrel
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) /X/
                                                                         (b) / /

--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     SOURCE OF FUNDS

          00
--------------------------------------------------------------------------------
    5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(D) OR 2(E)                                                 / /

--------------------------------------------------------------------------------
    6     CITIZENSHIP OR PLACE OF ORGANIZATION

          French
--------------------------------------------------------------------------------
     NUMBER OF        7     SOLE VOTING POWER
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
     REPORTING
    PERSON WITH
                           200,377
                  --------------------------------------------------------------
                      8    SHARED VOTING POWER
                           738,744
                  --------------------------------------------------------------
                      9    SOLE DISPOSITIVE POWER
                           200,377
                  --------------------------------------------------------------
                      10   SHARED DISPOSITIVE POWER
                           738,744
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          939,121
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.81%


--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------

-----------------------------------------------
CUSIP NO.            834005 10 0
-----------------------------------------------

--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Marie-Helene Cotrel Plais
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) /X/
                                                                         (b) / /

--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     SOURCE OF FUNDS

          00
--------------------------------------------------------------------------------
    5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(D) OR 2(E)                                                 / /

--------------------------------------------------------------------------------
    6     CITIZENSHIP OR PLACE OF ORGANIZATION

          French
--------------------------------------------------------------------------------
     NUMBER OF        7     SOLE VOTING POWER
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
     REPORTING
    PERSON WITH
                           240,275
                  --------------------------------------------------------------
                      8    SHARED VOTING POWER
                           738,744
                  --------------------------------------------------------------
                      9    SOLE DISPOSITIVE POWER
                           240,275
                  --------------------------------------------------------------
                      10   SHARED DISPOSITIVE POWER
                           738,744
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          979,019

--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          3.96%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------

-----------------------------------------------
CUSIP NO.            834005 10 0
-----------------------------------------------

--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Yves-Regis Cotrel
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) /X/
                                                                         (b) / /

--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     SOURCE OF FUNDS

          00
--------------------------------------------------------------------------------
    5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(D) OR 2(E)                                                 / /

--------------------------------------------------------------------------------
    6     CITIZENSHIP OR PLACE OF ORGANIZATION

          French
--------------------------------------------------------------------------------
     NUMBER OF        7     SOLE VOTING POWER
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
     REPORTING
    PERSON WITH
                           181,877
                  --------------------------------------------------------------
                      8    SHARED VOTING POWER
                           738,744
                  --------------------------------------------------------------
                      9    SOLE DISPOSITIVE POWER
                           181,877

                  --------------------------------------------------------------
                      10   SHARED DISPOSITIVE POWER
                           738,744

--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          920,621
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.73%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------

-----------------------------------------------
CUSIP NO.            834005 10 0
-----------------------------------------------

--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Marie-Christine Cotrel Milliez
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) /X/
                                                                         (b) / /

--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     SOURCE OF FUNDS

          00
--------------------------------------------------------------------------------
    5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(D) OR 2(E)                                                 / /

--------------------------------------------------------------------------------
    6     CITIZENSHIP OR PLACE OF ORGANIZATION

          French
--------------------------------------------------------------------------------
     NUMBER OF        7     SOLE VOTING POWER
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
     REPORTING
    PERSON WITH

                           192,347
                  --------------------------------------------------------------
                      8    SHARED VOTING POWER

                           738,744
                  --------------------------------------------------------------
                      9    SOLE DISPOSITIVE POWER
                           192,347

                  --------------------------------------------------------------
                      10   SHARED DISPOSITIVE POWER

                           738,744
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          931,091
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.78%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------

-----------------------------------------------
CUSIP NO.            834005 10 0
-----------------------------------------------

--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Catherine Cotrel Lechien
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) /X/
                                                                         (b) / /

--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     SOURCE OF FUNDS

          00
--------------------------------------------------------------------------------
    5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(D) OR 2(E)                                                 / /


--------------------------------------------------------------------------------
    6     CITIZENSHIP OR PLACE OF ORGANIZATION

          French
--------------------------------------------------------------------------------
     NUMBER OF        7     SOLE VOTING POWER
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
     REPORTING
    PERSON WITH
                           196,847
                  --------------------------------------------------------------
                      8    SHARED VOTING POWER

                           738,744
                  --------------------------------------------------------------
                      9    SOLE DISPOSITIVE POWER
                           196,847

                  --------------------------------------------------------------
                      10   SHARED DISPOSITIVE POWER

                           738,744
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          935,591
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.8%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------

-----------------------------------------------
CUSIP NO.            834005 10 0
-----------------------------------------------

--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Elisabeth Cotrel Gauzan
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) /X/
                                                                         (b) / /

--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     SOURCE OF FUNDS

          00
--------------------------------------------------------------------------------
    5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(D) OR 2(E)                                                 / /


--------------------------------------------------------------------------------
    6     CITIZENSHIP OR PLACE OF ORGANIZATION

          French
--------------------------------------------------------------------------------
     NUMBER OF        7    SOLE VOTING POWER
       SHARES
    BENEFICIALLY
     OWNED BY
       EACH
     REPORTING
    PERSON WITH
                           212,847
                  --------------------------------------------------------------
                      8    SHARED VOTING POWER

                           738,744
                  --------------------------------------------------------------
                      9    SOLE DISPOSITIVE POWER

                           212,847
                  --------------------------------------------------------------
                      10   SHARED DISPOSITIVE POWER

                           738,744
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          951,591
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.86%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------

-----------------------------------------------
CUSIP NO.            834005 10 0
-----------------------------------------------

--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Benedicte Cotrel
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) /X/
                                                                         (b) / /

--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     SOURCE OF FUNDS

          00
--------------------------------------------------------------------------------
    5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(D) OR 2(E)                                                 / /


--------------------------------------------------------------------------------
    6     CITIZENSHIP OR PLACE OF ORGANIZATION

          French
--------------------------------------------------------------------------------
     NUMBER OF        7     SOLE VOTING POWER
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
     REPORTING
    PERSON WITH
                           181,613
                  --------------------------------------------------------------
                      8    SHARED VOTING POWER

                           738,744
                  --------------------------------------------------------------
                      9    SOLE DISPOSITIVE POWER
                           181,613

                  --------------------------------------------------------------
                      10   SHARED DISPOSITIVE POWER

                           738,744
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          920,357
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.73%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------

-----------------------------------------------
CUSIP NO.            834005 10 0
-----------------------------------------------

--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Annie Cotrel
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) /X/
                                                                         (b) / /

--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     SOURCE OF FUNDS

          00
--------------------------------------------------------------------------------
    5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(D) OR 2(E)                                                 / /


--------------------------------------------------------------------------------
    6     CITIZENSHIP OR PLACE OF ORGANIZATION

          French
--------------------------------------------------------------------------------
     NUMBER OF        7     SOLE VOTING POWER
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
     REPORTING
    PERSON WITH
                           187,762
                  --------------------------------------------------------------
                      8    SHARED VOTING POWER

                           738,744
                  --------------------------------------------------------------
                      9    SOLE DISPOSITIVE POWER

                           187,762
                  --------------------------------------------------------------
                      10   SHARED DISPOSITIVE POWER

                           738,744
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          926,506
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.76%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------

-----------------------------------------------
CUSIP NO.            834005 10 0
-----------------------------------------------

--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Marie-Louise Cotrel
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) /X/
                                                                         (b) / /

--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     SOURCE OF FUNDS

          00
--------------------------------------------------------------------------------
    5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(D) OR 2(E)                                                 / /


--------------------------------------------------------------------------------
    6     CITIZENSHIP OR PLACE OF ORGANIZATION

          French
--------------------------------------------------------------------------------
     NUMBER OF        7     SOLE VOTING POWER
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
     REPORTING
    PERSON WITH
                           697,532
                  --------------------------------------------------------------
                      8    SHARED VOTING POWER

                           738,744
                  --------------------------------------------------------------
                      9    SOLE DISPOSITIVE POWER

                           697,532
                  --------------------------------------------------------------
                      10   SHARED DISPOSITIVE POWER

                           738,744
--------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,436,276
--------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             / /
--------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          5.83%
--------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------

                  This Amendment No. 3 to the Statement on Schedule 13D dated as of June 21, 1993, as amended on November 18, 1993, and as amended on January 26, 1998 (the "Schedule 13D") is being filed solely to reflect the proper number of Shares beneficially owned by the persons described in Item 5 therein and the filing of a registration statement by Sofamor Danek in connection with the Registration Rights Agreement. Capitalized terms used but not defined herein are used as defined in the Schedule 13D.


Item 5.  INTEREST IN SECURITIES OF THE ISSUER

                  Item 5 of the Schedule 13D is hereby amended by deleting the chart detailing ownership of Shares (including the footnotes thereto) and replacing it in its entirety with the chart as set forth below:

                                                                                      NUMBER OF               NUMBER OF
                                                                                      SHARES OF               SHARES OF
                                       NUMBER OF                                      WITH SOLE              WITH SHARED
                                         SHARES                                      DISPOSITIVE            DISPOSITIVE OR
                                      BENEFICIALLY             PERCENTAGE             AND VOTING             SHARED VOTING
                                         OWNED                OF SHARES(1)             POWER(2)                POWER(3)

Yves Paul Cotrel                          1,451,434 (4)            5.89%(5)              712,690 (4)          738,744

Marie-Louise Cotrel                       1,436,276                5.83                  697,532              738,744 (6)

Marie-Helene Cotrel Plais                   979,019 (7)(8)         3.96(9)               240,275 (8)          738,744

Philippe Cotrel                             939,121 (7)            3.81                  200,377              738,744

Yves-Regis Cotrel                           920,621 (7)            3.73                   181,877             738,744

Marie-Christine Cotrel Milliez              931,091 (7)            3.78                  192,347              738,744

Catherine Cotrel Lechien                    935,591 (7)            3.8                   196,847              738,744

Elisabeth Cotrel Gauzan                     951,591 (7)            3.86                  212,847              738,744

Benedicte Cotrel                            920,357 (7)            3.73                  181,613              738,744

Annie Cotrel                                926,506 (7)            3.76                  187,762              738,744

Total Number of Shares held
by the Cotrel Family                      3,689,711 (9)           15.07%


--------------------------


(1) Based on a total of 24,650,649 outstanding Shares (derived from 25,181,841 outstanding Shares as of December 31, 1997, as disclosed in Sofamor Danek's Report on Form 8-K filed with the Securities and Exchange Commission on February 3, 1998, minus the net reduction of 531,192 outstanding Shares resulting from the transactions contemplated by the 1998 Stock Exchange Agreement).

(2)      Includes Shares owned in full ownership.

(3) Includes Shares owned in usufruit or nue propriete. Dr Cotrel and Mrs. Cotrel, pursuant to the Nominee Agreements with each of the Cotrel Children, transferred nue propriete interests in 116,282.5 Shares to each of the Cotrel Children. As of the date hereof, each of the Cotrel Children retains 92,343 of such nue propriete interests. Since all of the Cotrel Children received nue propriete interests in such Shares and Dr. Cotrel and Mrs. Cotrel retained usufruit interests in all such Shares in the aggregate, the Cotrel Children and Dr. Cotrel and Mrs. Cotrel may be deemed to share beneficial ownership as a group in all 738,744 Shares currently covered by the Nominee Agreements.

(4) Includes 707,690 Shares directly owned by Dr. Cotrel in full ownership and options exercisable within 60 days to purchase 5,000 Shares at an exercise price of $11.875 per Share.

(5) For purposes of calculating this percentage, the number of outstanding Shares includes Shares underlying options held by such person exercisable within 60 days.

(6) Pursuant to the Nominee Agreements, Mrs. Cotrel has shared voting powers with respect to 738,744 Shares held in usufruit. However, Mrs. Cotrel does not have dispositive powers with respect to these Shares held in usufruit.

(7) For each of the Cotrel Children, includes 738,744 Shares held by the Cotrel Children in nue propriete in the aggregate (and with respect to which Dr. Cotrel and Mrs. Cotrel retain usufruit interests).


(8) Includes 192,075 Shares held in full ownership and options exercisable within 60 days to purchase: 4,800 Shares at an exercise price of $24.25; 2,400 Shares at an exercise price of $14.375; and 41,000 Shares at an exercise price of $12.375.

(9) For purposes of calculating this percentage, the number of outstanding Shares includes Shares underlying options held by such person exercisable within 60 days.

(10) Of these, an aggregate of 738,744 Shares are split among members of the Cotrel Family into nue propriete and usufruit interests.

        Item 5 of the Schedule 13D is hereby further amended by the addition of the following to the end thereof:

        On January 26, 1998, as a result of the transactions contemplated by the 1998 Stock Exchange Agreement, each of the Cotrel Children ceased to be the beneficial owner of more then five percent of the Shares.


Item 6.  CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS
         WITH RESPECT TO SECURITIES OF THE ISSUER


        Item 6 of the Schedule 13D is hereby amended by the addition of the following to the end thereof:

        In connection with the Registration Rights Agreement, Sofamor Danek filed a registration statement on Form S-3 with respect to a potential secondary offering of 1,600,000 Shares held by the Cotrel Family on January 26, 1998 (No. 333-44919). An amendment to such registration statement was filed on February 3, 1998. Such registration statement has been filed with the Securities and Exchange Commission but has not yet become effective. The Shares registered thereby may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This disclosure shall not constitute an offer to sell or the solicitation of on offer to buy nor shall there be any sale of such Shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                                   SIGNATURE



          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 3, 1998

                                      By: /s/ Philippe Cotrel
                                          -------------------
                                          Name: Philippe Cotrel
                                          Title: For himself, and as an
                                                 Attorney-in-Fact for
                                                 Dr. Yves Paul Cotrel,
                                                 Marie-Helene Cotrel Plais,
                                                 Yves-Regis Cotrel,
                                                 Marie-Christine Cotrel Milliez,
                                                 Catherine Cotrel Lechien,
                                                 Elisabeth Cotrel Gauzan,
                                                 Benedicte Cotrel,
                                                 Annie Cotrel and
                                                 Marie-Louise Cotrel,
                                                 pursuant to powers of attorney
                                                 contained in the June 1993
                                                 Schedule 13D